Exhibit 10.4

PACIFIC FINANCIAL CORPORATION

Individual Participation Agreement

Participant:	Bruce D. MacNaughton

Eligibility Date:	January 1, 2007

Target Benefit Amount:	$92,432.00

Early Retirement Age:	Early Retirement Not Applicable for this Participant
(if other than as identified in Plan Document)

Normal Retirement Age:	65

THIS INDIVIDUAL PARTICIPATION AGREEMENT (hereinafter “Participation Agreement”) is entered into as of March 13 , 2008, by and between Pacific Financial Corporation, a Washington Corporation (hereinafter the “Company”) and the Participant designated above.

WHEREAS the Participant is a member of a select group of management and highly compensated employees who contribute materially to the continued growth, development and future business of the Company;

WHEREAS the Company has adopted the Pacific Financial Corporation Supplemental Executive Retirement Plan Plan Document (hereinafter Plan Document) and respectively referred to as “Plan” and the “Plan Document”), which may be amended from time to time, and the Participant has been selected to participate in the Plan;

AND WHEREAS the Participant desires to participate in the Plan;

NOW THEREFORE, the Company and the Participant hereby agree to the following:

I.         Definitions. Unless otherwise provided in this Individual Participation Agreement, the capitalized terms herein shall have the same meaning as under the Plan Document and any amendments thereto.

II.        Integrated Agreement. The Plan Document, a copy of which has been delivered to the Participant, is hereby incorporated into by reference and made a part of this Individual Participation Agreement as though set forth in full herein. The parties to this Individual Participation Agreement agree to and shall be bound by, and have the benefit of, each and every provision of the Plan as set forth in the Plan Document. This Participation Agreement and the Plan Document, collectively, shall be considered one complete contract between the parties.

III.       Acknowledgement. The Participant hereby acknowledges that he or she has read and understands this Participation Agreement and the Plan Document.

IV.      Conditions to Participation. As a condition to participating in the Plan, the Participant must complete, sign, date and return to the Plan Administrator an original of this Individual Participation Agreement and a Beneficiary Designation Form.

V.        Successors and Assigns. This Individual Participation Agreement shall inure to the benefit of, and be binding upon, the Company, its successors and assigns, and the Participant.

VI.      Governing Law. This Agreement (including both the Individual Participation Agreement and the Plan Document) shall be governed by and construed under the laws of the state of Washington.

VII.     Counterparts. This Individual Participation Agreement may be executed in one or more counterparts each of which is legally binding and enforceable.

Participant:	/s/ Bruce D. MacNaughton	March 13, 2008
	(Signature)	(Date)

Authorized Representative

Of Pacific Financial Corporation

By:	/s/ D Long	Title:	CEO

Date:	3/13/08

Witness:	/s/ Sandi Clark

Witness: